Exhibit 99.1

Applied Nanotech Seeks New Chief Executive Officer

New leader needed for next phase of growth

Austin, TX. May 10, 2013-- The Board of Directors of Applied Nanotech Holdings, Inc. (OTCQB: APNT) announced today that it is seeking a new CEO. On behalf of the entire board, Applied Nanotech’s Chairman, Dr. Robert Ronstadt, thanked the company’s current CEO, Doug Baker, for his services during a challenging time of strategic transition for the company. Mr. Baker will remain the company’s Chief Financial Officer.

A search committee led by Dr. Ronstadt will begin to screen candidates immediately for the CEO position. Dr. Ronstadt noted, “We are seeking a business leader with sound strategic judgment, a strong technical background, and who has proven experience in commercializing promising new technologies. He or she should have the ability to interface effectively with the financial community and an ability to develop strategic partnerships that can accelerate the commercialization of our exciting technologies that originate from our award-winning research unit in Austin.”

Vice Chairman Paul Rocheleau added, “Candidates should be able to understand how to capture the commercial opportunities associated with innovative materials technologies, and must effectively lead the skilled team at Applied Nanotech as we seek to build value for our shareholders, potential investors, and strategic partners. We are confident that the right person will be excited to join the Company given the broad range of potential opportunities that can be rapidly commercialized by the company and its subsidiaries.”

Dr. Ronstadt added, “Applied Nanotech offers a wonderful opportunity for a seasoned high tech entrepreneur who is willing to live in Austin and take a career risk with a company that has tremendous upside potential. Under the leadership of Dr. Zvi Yaniv, our management, employees, and directors have done an exemplary job building Applied Nanotech over the last six years. Now we need a leader who can grow the company so that its disruptive technologies can change the lives of people around the world.”

Applied Nanotech intends to engage a search firm; however, shareholders and others are invited to submit nominations or applications electronically to Dr. Ronstadt at robertronstadt@gmail.com

About Applied Nanotech Holdings, Inc.

Applied Nanotech Holdings, Inc. is a premier research and commercialization organization focused on solving problems at the molecular level. Its team of PhD level scientists and engineers work with companies and other organizations to solve technical impasses and create innovations that will create a competitive advantage. The business model is to license patents and technology to partners that will manufacture and distribute products using the technology. Applied Nanotech has over 300 patents or patents pending. Applied Nanotech’s website is http://www.appliednanotech.net.

Safe Harbor Statement

This press release contains forward-looking statements that involve risks and uncertainties concerning our business, products, and financial results. Actual results may differ materially from the results predicted. More information about potential risk factors that could affect our business, products, and financial results are included in our annual report on Form 10-K for the fiscal year ended December 31, 2012, and in reports subsequently filed by us with the Securities and Exchange Commission ("SEC"). All documents are available through the SEC's Electronic Data Gathering Analysis and Retrieval System (EDGAR) at www.sec.gov or from our website listed above. We hereby disclaim any obligation to publicly update the information provided above, including forward-looking statements, to reflect subsequent events or circumstances.

Company Contact:
Applied Nanotech Holdings, Inc.
robertronstadt@gmail.com